VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Effective: January 1, 2009

VICE PRESIDENT, CHIEF FINANCIAL OFFICER

PURPOSE:  To define the compensation plan for the Vice President, Chief Financial Officer.

SCOPE:  Perma-Fix Environmental Services, Inc.

POLICY:  The Vice President, Chief Financial Officer Compensation Plan is designed to retain, motivate and reward the incumbent to support and achieve the business, operating and financial objectives of Perma-Fix Environmental Services, Inc. (the “Company”).

BASE SALARY:  The Base Salary indicated below is paid in equal periodic installments per the regularly scheduled payroll.

PERFORMANCE INCENTIVE COMPENSATION: Performance Incentive Compensation is available based on the Company’s financial results noted in Schedule A.  Performance Incentive Compensation in the nature of prepayments are payable in the month following each calendar year quarter in a lump sum.  Annual performance incentive pay is payable in the month following the close of the Company’s financial books, but in any event no later than March 15, 2010.  If the financial books are not closed as of March 15, the annual performance incentive pay will be based on a good faith estimate of the Company’s financial results for the applicable year.

SEPARATION:  Upon voluntary or involuntary separation from the Company the employee will be paid the base salary due to the last day of employment.  If employment is separated prior to a regularly scheduled quarterly or annual incentive compensation payment period as noted above, no incentive compensation is due to the incumbent.

ACKNOWLEDGEMENT:  Payment of Performance Incentive Compensation of any type will be forfeited, unless the Human Resources Department has received a signed acknowledgement of receipt of the Compensation Plan prior to the applicable payment date.

INTERPRETATIONS:  The Compensation and Stock Option Committee (the “Compensation Committee”) of the Board of Directors retains the right to modify, change or terminate the Compensation Plan at any time and for any reason.  It also reserves the right to determine the final interpretation of any provision contained in the Compensation Plan and it reserves the right to modify or change the Revenue and Net Income Targets as defined herein in the event of the sale or disposition of any of the assets of the Company.  While the plan is intended to represent all situations and circumstances some issues may not easily be addressed.  The Compensation Committee will endeavor to review all standard and non-standard issues related to the Compensation Plan and will provide quick interpretations that are in the best interest of the Company, its shareholders and the incumbent.

VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Base Pay and Performance Incentive Compensation Targets

The compensation for the below named individual as follows:

Annualized Base Pay:	$200,000
Performance Incentive Compensation Target (at 100% of Plan):	50,000
Total Annual Target Compensation (at 100% of Plan):	$250,000

The Performance Incentive Compensation Target is based on the schedule below.

Target Objectives
		Performance Target Thresholds
	Weights	100% or less	98%-99%	96-97%	94-95%	92-93%	90-91%	88-89%

Administrative Expenses	15%	7,500	9,000	9,751	10,531	11,250	12,000	13,125

	Weights	85-100%	101-120%	121-130%	131-140%	141-150%	151-160%	161	%+

Net Income	25%	12,500	15,000	16,252	17,551	18,749	20,000	21,875

Accounting	10%	5,000	6,000	6,501	7,021	7,500	8,000	8,750

Accounts Receivable	10%	5,000	6,000	6,501	7,021	7,500	8,000	8,750

SOX Compliance	10%	5,000	6,000	6,501	7,021	7,500	8,000	8,750

Centralization & IT Objectives	30%	15,000	18,000	19,503	21,062	22,499	24,000	26,250

Unbilled Receivables	* If criteria (Item #6) for reducing uniblled AR are not met bonus will be reduced by 15%.

		50,000	60,000	65,009	70,205	74,997	80,000	87,500

1)
Administrative Expense is defined as the total consolidated administrative expenses applicable as publicly reported in the Company’s financial statements.  Administrative expenses will be inclusive of all subsidiaries, and will exclude Marketing Expenses and Interest Expense. The Board reserves the right to make adjustments to administrative expenses so as not to penalize the employee for material unforeseen events outside of the employees responsibility and it reserves the right to modify or change the Administrative Expense Targets as defined herein in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.  The Board further reserves the right to adjust Administrative Expenses to reflect charges resulting from the vesting of incentive stock options.

2)
Net Income is defined as the total consolidated bottom line net income applicable to Common Stock as publicly reported in the Company’s financial statements.  The net income will include all subsidiaries, corporate charges, dividends and discounted operations.  The percentage achieved is determined by comparing the actual net income to the Board approved budgeted net income.  The Board reserves the right to make adjustments to net income so as not to penalize the employee for actions in the current year which will contribute to net income in future years and it reserves the right to modify or change the Net Income Targets as defined herein in the event of the sale or disposition of any of the assets of the Company or in the event of an acquisition.  The Board further reserves the right to adjust net income to reflect charges resulting from the vesting of incentive stock options.

3)	Accounting objective should focus on meeting filing deadlines such as 10K, 10Q, 8K and press releases with complete and accurate information.

SEC Filings	Performance Target

10K – filed timely or	3%

10K – extension	1.5%

1st quarter 10Q – filed timely or	2%

1st quarter 10Q – extension	1%

2nd quarter 10Q – filed timely or	2%

2nd quarter 10Q – extension	1%

3rd quarter 10Q – filed timely or	2%

3rd quarter 10Q - extension	1%

All 8K’s Filed	1%

Total Achievable	10%

4)	Accounting Receivable objective should focus on achieving certain AR targets.

Accounts Receivable	Performance Target
25% or less of AR > than 60 days	5.0%

30% or less of AR > than 60 days	2.5%
9% or less of AR > than 120 days	5.0%
10% or less of AR > than 120 days	2.5%
Total Achievable	10.0%

Accounts Receivable will be defined as outstanding accounts receivable, per companies AR sub-ledger, collectable within the control of the financial and operational staff.

Adjustments for this figure will include but not be limited to:

1.	Accounts fully reserved when calculating Bad Debt Allowance;

2.	Accounts that are in litigation; and

3.	Accounts not receivable due to a legitimate operational delay. Note this will only be excluded if invoicing was appropriate despite the operational delay.

4)	The SOX Incentive target is based maintaining good internal controls and minimizing material weaknesses similar to “Permit and License” violations on COO and CEO Plan.

SOX Deficiencies	Performance Target

0	10%

1	9%

2	8%

3	5%

4	2%

> 4	0%

5)
Accounting Centralization Objective -   Completion of the following milestones related to the planned centralization of the accounting function to the Corporate office. Completion of each objective earns 3% with a maximum target achievable of 15%.

Accounting Centralization Objectives	Performance Target

Continue to centralize the accounting function at DSSI, M&EC, PFF, PFFL and PFO	3.0%

Payroll consolidation is in process and will take affect beginning in January 2009.	3.0%

We will reduce the number of bank accounts effective January 1st 2009 to one bank account and one lockbox.	3.0%

A transition to centralized accounts payable will be implemented in the 1st quarter of 2009. All checks will be written and issued from corporate office.	3.0%

A P.O. system (that communicates with our Solomon software) will be implemented in the first and second quarter of 2009.	3.0%

The multi-company module of Solomon software will be implemented in first quarter of 2009 to simplify accounting of many facilities from a centralized location.	3.0%

IT Objectives - Completion of the following milestones related to the planned centralization of the accounting function to the Corporate office. Completion of each objective earns 3% with a maximum target achievable of 15%.

IT Objectives	Performance Target

Mixed Waste Tracking at PFNW	3.0%

Accounting upgrades	3.0%

System Security	3.0%

System integration plan for the Southeast	3.0%

IT oversight / corporate governance	3.0%

Tele-Com Consolidation	3.0%

6)      Unbilled trade receivables is the amount of unbilled reported per 10Q or 10K combining both the long term and current portion of unbilled.    Unbilled trade receivable balances older than 12/31/06 should be reduced by $4 million from $5,109,963 as of 12/31/08 to $1,109,963 by 12/31/09.

Performance Incentive Compensation Prepayments

Performance incentive compensation will be prepaid each calendar to be applied against the annual performance incentive compensation when payable.  This prepayment will be calculated as follows:

First Quarter – a prepayment of the performance incentive compensation will be earned and payable by a comparison of the Board approved budget for the first quarter to the actual result for the first quarter.  With regard to the accounting incentives, the total achievable performance target will be adjusted for the first quarter target when calculating quarterly payment.  For the AR incentive, the performance target will be calculated by using the total achievable note updated for the 1st quarter results. For the SOX incentives the rate used will be the prior year deficiencies until year-end when the final updated rate will be determined. For the Centralization and IT Incentives, compensation will be calculated based on achievement of each individual objective.  The prepayment will be 15% of the performance incentive compensation which will be earned for the full year if this percentage achievement of the targets is maintained for the full year.

Second Quarter – a prepayment of the performance incentive compensation will be earned and payable by a comparison of the Board approved budget for the first and second quarters to the actual result for the first and second quarters.  With regard to the accounting incentives, the total achievable performance target will be adjusted for the first quarter target when calculating quarterly payment.  For the AR incentive, the performance target will be calculated by using the total achievable note updated for the 1st quarter results. For the SOX incentives the rate used will be the prior year deficiencies until year-end when the final updated rate will be determined.  For the Centralization and IT Incentives, compensation will be calculated based on achievement of each individual objective.  The prepayment will be 30% of the performance incentive compensation which will be earned for the full year if this percentage achievement of the targets is maintained for the full year less the amount of the prepayment paid for the first quarter.

Third Quarter – a prepayment of the performance incentive compensation will be earned and payable by a comparison of the Board approved budget for the first, second and third quarters to the actual result for the first, second and third quarters.  With regard to the accounting incentives, the total achievable performance target will be adjusted for the first quarter target when calculating quarterly payment.  For the AR incentive, the performance target will be calculated by using the total achievable note updated for the 1st quarter results. For the SOX incentives the rate used will be the prior year deficiencies until year-end when the final updated rate will be determined.  For the Centralization and IT Incentives, compensation will be calculated based on achievement of each individual objective.  The prepayment will be 45% of the performance incentive compensation which will be earned for the full year if this percentage achievement of the targets is maintained for the full year less the amount of the prepayment paid for the first and second quarters.

If at the conclusion of any calendar quarter, the performance incentive compensation prepayment due to an employee is negative as a result of subtracting the prepayments paid in previous quarters and the amount exceeds $25,000, the company will recover this overpayment by deducting this amount from payroll paid in accordance with the company’s normal payroll practices.

ACKNOWLEDGMENT:
I acknowledge receipt of the aforementioned Vice President, Chief Financial Officer 2009 - Compensation Plan.  I have read and understand and accept employment under the terms and conditions set forth therein.

/s/Ben Naccarato	5/6/09
/s/Ben Naccarato	Date

/s/Lou Centofanti	5/6/09
/s/ Board of Director	Date